Exhibit (n)(2)

POWER OF ATTORNEY

TO SIGN REGISTRATION STATEMENTS

AND AMENDMENTS THERETO

The undersigned, duly elected directors of Capstone Church Bond Fund ("Trust"), hereby appoint Edward Jaroski, Richard Nunn, Olivia Adler and David Harris and each of them individually, as attorney-in-fact and agent to do any and all acts and things, and execute in their names any and all instruments, which said attorneys and agents may deem necessary or advisable to enable the Trust to comply with the Investment Trust Act of 1940, the Securities Act of 1933, any requirements of the Securities and Exchange Commission in respect thereof and any state securities laws, in connection with the registration under said Acts of the Trust and the shares of beneficial interest of the Trust and the offerings of shares of beneficial interest of the Trust including specifically power and authority to sign their names to Post-Effective Amendments Nos. 1, 2 and 3 to be filed with the Securities and Exchange Commission under either of said Acts in respect to the Trust and such shares of beneficial interest of the Trust and to file the same with the Securities and Exchange Commission; and the undersigned do hereby ratify and confirm all that said attorneys and agents, and each of them,, shall do or cause to be done by virtue hereof. Any one of said agents and attorneys shall have, and may exercise, without the others, all the powers conferred hereby.

IN WITNESS WHEREOF, the undersigned have signed their names hereto as of the date indicated.

/s/ James F. Leary	Date: November 14, 2006
James F. Leary

/s/ Leonard B. Melley, Jr.	Date: November 14, 2006
Leonard B. Melley, Jr.

/s/ John R. Parker	Date: November 14, 2006
John R. Parker

/s/ Bernard J. Vaughan	Date: November 14, 2006
Bernard J. Vaughan

/s/ John M. Briggs	Date: November 14, 2006
John M. Briggs

13356075.1.BUSINESS 1/26/2007 2:11 PM